Exhibit 99.1

              InterDigital Updates Guidance for Second Quarter 2005


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--July 28, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced that it expects second quarter 2005 revenue to be approximately $38.0 million and operating expenses to be approximately 10% lower than first quarter 2005.
    The updated guidance for revenue corresponds to the higher end of the range given in May 2005; at that time, InterDigital's revenue guidance anticipated a range of $37.2 million to $38.5 million for second quarter 2005.
    Previously, the company indicated that the level of expenses for second quarter 2005 would be similar to first quarter 2005 level, which totaled $36.3 million. The decrease in expenses is based on a number of factors, including the previously announced structural changes to the second cycle (2005 - 2008) of the performance-based element of the long-term compensation program, adjustments to expense accruals related to the first cycle (2004 - 2005) of the program, and a decrease in arbitration-related expenses. The decline in expenses was partially offset by previously reported severance costs related to management changes.
    InterDigital will release its second quarter 2005 financial results before the market opens on Thursday, August 4, 2005. The company will host a conference call on Thursday, August 4, 2005 at 10:00 a.m. Eastern Time to discuss its second quarter performance and other company matters. For access to the conference call within the U.S. please dial (877) 505-0448 by 9:50 a.m. Eastern Time on August 4 and ask the operator for the InterDigital financial call. InterDigital also will provide live access to the call on its web site at: www.interdigital.com.

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. The company offers technology and product solutions for wireless applications that deliver time-to-market and cost advantages, as well as performance improvements and product differentiation opportunities for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

    This press release contains forward-looking statements regarding current expectations as to second quarter 2005 revenue and expenses. Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, adjustments to expense accruals and revisions to current expectations related to the company's progress toward the completion of its agreement with General Dynamics.



    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein
             dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com